Exhibit 3.1

AMENDED AND RESTATED

ARTICLES OF ORGANIZATION

OF

ASHTON WOODS USA L.L.C.

ARTICLE ONE

Name

The name of the limited liability company referred to in these Articles as the “Company,” is Ashton Woods USA L.L.C.

ARTICLE TWO

Duration

The Company shall have perpetual existence.

ARTICLE THREE

Purpose

The purpose for which the Company is organized is to transact any or all lawful business for which limited liability companies may be organized under the Act.

ARTICLE FOUR

Right to Continue Business

The remaining members of the Company have the right to continue the business of the Company on the death, retirement, resignation, expulsion, bankruptcy or dissolution of a member or the occurrence of any other event which terminates the continued membership of a member of the Company.

ARTICLE FIVE

Managers

The Company is to be managed by one or more managers, as that term is used in the Act.  The number, and the classes and qualifications of, Managers shall be fixed from time to time by or in accordance with the Regulations.

ARTICLE SIX

Registered Office and Registered Agent

The street address and mailing address of the Company’s initial registered office is:

One East First Street
Reno, Washoe County, Nevada 89501

The name of the Company’s initial resident agent in Nevada at such address is:

The Corporation Trust Company of Nevada

ARTICLE SEVEN

Non-Unanimous Consents

Any action required by the Act to be taken at any annual or special meeting of members, or any action which may be taken at any annual or special meeting of members, may be taken without a meeting, without prior notice, and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holder or holders of membership interests having not less than the minimum number of votes that would be necessary to take such action at a meeting at which the holders of all membership interests entitled to vote on the action were present and voted.  Prompt notice of the taking of any action by the members without a meeting by less than unanimous written consent shall be given to those members who did not consent in writing to the action.

ARTICLE EIGHT

No Cumulative Voting

The right of members to cumulative voting in the election of managers is expressly prohibited.

ARTICLE NINE

Manager Liability

A manager of the Company shall not be liable to the Company or its members for monetary damages for an act or omission in the manager’s capacity as a manager, except that this Article does not eliminate or limit the liability of a manager to the extent the manager is found liable for (i) a breach of the manager’s duty of loyalty to the Company or its members; (ii) an act or omission not in good faith that constitutes a breach of duty of the manager of the Company or an act or omission that involves intentional misconduct or a knowing violation of the law; (iii) a transaction from which the manager received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the manager’s office; or (iv) an act or omission for which the liability of a manager is expressly provided by an applicable statute.  Any repeal or amendment of this Article by the members of the Company shall be prospective only and shall not adversely affect any limitation on the liability of a manager of the Company existing at the time of such repeal or amendment.  In addition to the circumstances in which the manager of the Company is not liable as set forth in the preceding sentences, the manager shall not be liable to the fullest extent permitted by any provision of the statutes of Nevada hereafter enacted that further limits the liability of a manager or of a director of a corporation.

IN WITNESS WHEREOF, these Amended and Restated Articles of Organization have been executed on February 23, 2009, by the undersigned.

ASHTON WOODS USA L.L.C.

/s/ Harry Rosenbaum
Name: Harry Rosenbaum
Title: Director